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Contact: Peter M. Holland
         Chief Financial Officer
         (740) 772-8547


                     HORIZON PCS ANNOUNCES EFFECTIVENESS OF
                         FORM S-1 REGISTRATION STATEMENT


CHILLICOTHE, OH (March 28, 2001) - Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today announced its Form S-1 Registration Statement (File No. 333-51240) has been declared effective by the Securities and Exchange Commission. That registration statement covered:

o The transfer of warrants previously issued by Horizon PCS to purchase up to 3,805,500 shares of its Class A Common Stock at $5.88 per share;

o The issuance of shares of Class A Common Stock upon exercise of the warrants; and

o    The resale of such Class A Common Stock.

Horizon PCS is offering the shares subject to the warrants. The warrants, as well as shares issued upon their exercise, will be offered by the holders. Funds received by the company upon exercise of warrants will represent new funding.

Horizon PCS is one of the largest Sprint PCS affiliates, based on its exclusive right to market wireless mobile communications network products and services under the Sprint PCS brand name to a total population of over 10.2 million in portions of 12 contiguous states. Its markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, Horizon offers the same national pricing plans and uses the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country.

A registration statement relating to the security has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities of Horizon PCS, nor shall there be any sale of these securities in, any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the written prospectus may be obtained by contacting Mr. Peter M. Holland, Chief Financial Officer, c/o Horizon PCS, Inc., 68 East Main Street, Chillicothe, Ohio 45601-0480



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